Exhibit 10.1

NEUMORA THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(as amended through March 13, 2024)

This Neumora Therapeutics, Inc. (the “Company”) Non-Employee Director Compensation Program, as amended herein (this “Program”), has been adopted under the Company’s 2023 Incentive Award Plan (the “Plan”) and shall be effective as of March 13, 2024 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective as of the Effective Date, annual retainers will be paid in the following amounts to Non- Employee Directors:

Non-Employee Director:	$45,000
Lead Independent Director:	$25,000
Audit Committee Chair:	$20,000
Compensation Committee Chair:	$15,000
Nominating and Corporate Governance Committee Chair:	$10,000
Audit Committee Member (non-Chair):	$10,000
Compensation Committee Member (non-Chair):	$7,500
Nominating and Corporate Governance Committee Member (non-Chair):	$5,000

All annual retainers are additive and will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Election to Receive Restricted Stock Units In Lieu of Annual Retainer

General:

Each Non-Employee Director may elect to convert all or a portion of his or her annual retainer into a number of Restricted Stock Units (“Retainer RSUs”) granted under the Plan or any other applicable Company equity incentive plan then- maintained by the Company covering a number of shares of Common Stock calculated by dividing (i) the amount of the annual retainer that would have otherwise been paid to such Non-Employee Director on the applicable grant date by (ii) the per share Fair Market Value as of the date of grant (such election, a “Retainer RSU Election”).

Each award of Retainer RSUs will be granted on the fifth day of the month immediately following the end of the quarter for which the corresponding portion of the annual retainer was earned, except that if such fifth day of the month is not a trading day, the applicable award of Retainer RSUs will be granted on the next trading day following such date. Each award of Retainer RSUs will be fully vested on the date of grant.

Election Method:

Each Retainer RSU Election must be submitted to Company in the form and manner specified by the Board of Directors of the Company (the “Board”) or Compensation Committee of the Board (the “Compensation Committee”). An individual who fails to make a timely Retainer RSU Election shall not receive Retainer RSUs and instead shall receive the applicable annual retainer in cash. Retainer RSU Elections must comply with the following timing requirements:

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Initial Election. Each individual who first becomes a Non-Employee Director may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Election”). The Initial Election must be submitted to the Company on or prior to the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Election shall become final and irrevocable as of the Initial Election Deadline.
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Annual Election. No later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately prior to the Annual Election Deadline may make a Retainer RSU Election with respect to the annual retainer relating to services to be performed in the following calendar year (the “Annual Election”). The Annual Election must be submitted to the Company on or prior to the applicable Annual Election Deadline and shall become effective and irrevocable as of the Annual Election Deadline.
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Deferral of Settlement. The Board, the Compensation Committee or their respective authorized designee may, in its discretion, provide an individual who is a Non-Employee Director with the opportunity to defer the delivery of the shares underlying Retainer RSUs that would otherwise be delivered to the individual hereunder. Any such deferral election shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the delivery of the shares underlying Retainer RSUs in accordance herewith, settlement of the deferred Retainer RSUs shall be made in accordance with the terms of the Retainer RSU Election.

Equity Compensation

Initial Equity Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board on or after the Effective Date shall be granted Awards under the Plan or any other applicable Company equity incentive plan then-maintained by the Company having an aggregate grant date fair value (disregarding forfeitures) equal to $725,000 (the “Initial Grant”). The Initial Grant shall be composed of an Option and Award of Restricted Stock Units (“RSUs”) as follows: (i) 50% of the Initial Grant shall be an Option (the “Initial Option”) to purchase that number of shares of Common Stock calculated by dividing (x) $362,500 by (y) the per share grant date fair value of the Option, rounded down; and (ii) 50% of the Initial Grant shall be an Award of that number of RSUs (the “Initial RSUs”) calculated by dividing (x) $362,500 by (y) Fair Market Value as of the date of grant, rounded down. The grant date fair value of the Initial Option shall be calculated based on Fair Market Value as of the date of grant and using assumptions published in the Company’s most recent periodic report with such information as of the date of grant.

The Initial Grant will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will (i) for the Initial Option, vest as to 1/36th of the shares subject thereto on each monthly anniversary of the applicable date of grant and (ii) for the Initial RSUs, one-third shall vest each year on the anniversary of the applicable date of grant in equal annual amounts; in each case such that the shares subject to the Initial Grant are fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

Annual Stock Option Grant:

Each Non-Employee Director who (i) has been serving on the Board for at least four months as of each meeting of the Company’s stockholders on or after the Effective Date(each, an “Annual Meeting”) and (ii) will continue to serve as a Non- Employee Director immediately following such meeting, shall be granted Awards under the Plan or any other applicable Company equity incentive plan then-maintained by the Company having an aggregate grant date fair value (disregarding forfeitures) equal to $400,000 (the “Annual Grant”). The Annual Grant shall be composed of a mix of an Option and Award of RSUs as follows: (i) 50% of the Annual Grant shall be an Option (the “Annual Option”) to purchase that number of shares of Common Stock calculated by dividing (x) $200,000 by (y) the per share grant date fair value of the Option, rounded down; and (ii) 50% of the Initial Grant shall be an Award of that number of RSUs (the “Annual RSUs”) calculated by dividing (x) $200,000 by (y) Fair Market Value as of the date of grant, rounded down. The grant date fair value of the Annual Option shall be calculated based on Fair Market Value as of the date of grant and using assumptions published in the Company’s most recent periodic report with such information as of the date of grant.

The Annual Grant will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting following the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

The per share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of Common Stock on the date the Option is granted.

The term of each Option granted to a Non-Employee Director shall be ten years from the date the Option is granted, subject to earlier termination in connection with cessation of Board service.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Grant, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Grants as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out- of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the Awards granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Awards hereby are subject in all respects to the terms of the Plan. The grant of any Awards under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form previously approved by the Board for use under the Plan and duly executed by an executive officer of the Company.

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